Exhibit 99.1

Easton-Bell Sports, Inc. Reports Fourth Quarter and Full Year 2012 Financial Results

Takes Steps to Position Company for Long-term Growth and Success

Will Host Conference Call to Discuss Financial Results and Company Outlook on March 26 at 4:00 p.m. Eastern Time

VAN NUYS, Calif.--(BUSINESS WIRE)--March 26, 2013--Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of branded sports equipment, protective products and related accessories, today announced financial results for the fourth quarter and full fiscal year ended December 29, 2012.

“Easton-Bell had a difficult fourth quarter due to challenging market conditions and certain external events such as disappointing weather during the snow season, which resulted in declines that offset our growth during the first nine months of the year. Importantly, however, our underlying businesses remain strong, which can be seen by the fact that Riddell football, Easton baseball and Bell powersports all experienced market share gains and contributed significantly to the Company’s operating cash flow in 2012,” stated Terry Lee, Executive Chairman and Chief Executive Officer of Easton-Bell.

Mr. Lee continued, “We recently made several leadership changes throughout the organization to position Easton-Bell for long-term growth and success. We also recorded certain litigation and inventory reserves in the fourth quarter of 2012. While these strategic decisions impacted our short-term financial results, we are confident that we now have the right team and plan in place to grow our business and create meaningful value in 2013 and beyond.”

Unless otherwise specified below, references to Adjusted EBITDA in this press release refer to Adjusted EBITDA, as reported for purposes of compliance with the debt covenants in our senior credit facilities. A detailed reconciliation of such Adjusted EBITDA and our Adjusted EBITDA, normalized for certain one-time reserve adjustments, to net income, which we consider to be the most closely comparable GAAP financial measure, is included in the section entitled “Reconciliation of Non-GAAP Financial Measures,” which appears at the end of this press release.

Results for the Fourth Quarter

The Company had net sales of $183.5 million for the fourth quarter of 2012, a decrease of 11.4% as compared to $207.1 million of net sales for the fourth quarter of 2011, gross margin decreased by 350 basis points (“bps”) to 31.7% from 35.2%, and Adjusted EBITDA decreased by $17.0 million or 68.5%.

Team Sports net sales decreased $11.5 million, or 9.6% for the quarter as the prior year benefited from the non-recurring effects that the BBCOR bat transition and the new ten-year helmet life policy had on Easton baseball and Riddell football sales, respectively. Easton baseball and softball sales also reflect reduced pre-season orders as mass retailers right-size their inventories going into the 2013 season.

Action Sports net sales decreased $12.2 million, or 13.9% for the quarter due to the depressed global snow market effect on Giro sales, the timing of mass channel cycling product line transitions and the decision to exit the non-core fitness business, partially offset by double-digit sales growth in Giro cycling products and expanded product offerings and global distribution in Bell powersports helmets.

Margins in the fourth quarter reflect normalized sales levels for the BBCOR bat transition and football helmet life policy change, hockey skate close-outs in preparation for the upcoming Mako launch, reduced sales of Giro snow products and the write-off of Easton cycling inventory due to a design change, partially offset by product cost reduction initiatives.

Operating expenses increased $6.5 million or 11.8% and 690 bps as a percentage of net sales during the fourth quarter due to increased litigation expenses, higher non-cash equity compensation expense and planned investments in product innovation and sales infrastructure, partially offset by reduced incentive compensation and bad debt expense.

Results for Fiscal Year 2012

The Company had net sales of $827.2 million for fiscal 2012, a decrease of 0.9% as compared to $834.9 million of net sales for fiscal 2011. For the year, gross margin increased by 10 bps to 34.1% from 34.0%, and Adjusted EBITDA decreased by $15.3 million or 15.5% to $83.0 million.

For the year, Team Sports net sales increased $7.9 million or 1.7% as the Riddell football market share gains and success of the Easton RS and Mako hockey stick launches were dampened by the comp for the BBCOR baseball bat transition. In spite of the effect of the BBCOR transition, our baseball bat market share increased substantially in the specialty retail channel driven by the strength of our Power Brigade bat line and the fourth quarter introduction of the 2nd generation of this highly successful family of products. Action Sports net sales decreased $15.7 million, or 4.3% for the year for similar reasons that affected the fourth quarter.

The margin expansion realized for the year was partially offset by the events that affected the fourth quarter, but also benefited from the double-digit sales growth in Riddell football products and Bell powersports helmets for the year. Margins through the third quarter reflected sequential improvement and were up 130 bps year-over-year.

Operating expenses increased $18.5 million or 8.7% and 250 bps as a percentage of net sales for the year driven by the items that affected the fourth quarter.

Adjusted EBITDA was $83.0 million for the year, a decrease of $15.3 million or 15.5%, from $98.2 million during the prior year. Adjusted EBITDA for the year when normalized for certain one-time litigation and inventory reserve adjustments of $8.8 million was $91.8 million and is computed as follows:

Adjusted EBITDA, reported	$83.0
One-time Expenses:
Litigation	$6.0
Inventory Reserves	$2.8
Total	$8.8
Adjusted EBITDA, normalized	$91.8

An explanation of the foregoing reserve adjustments is included in the section entitled “Reconciliation of Non-GAAP Financial Measures,” which appears at the end of this press release.

In addition, we note that severance expenses related to the recent leadership changes and product category exit costs of approximately $8.0 million and $2.5 million, respectively, will be reflected in the first quarter financial results for 2013. These expenses do not impact our results for 2012.

Balance Sheet Items

Net debt totaled $341.4 million (total debt of $382.3 million less cash of $40.9 million) as of December 29, 2012, a decrease of $17.8 million compared to the net debt amount as of December 31, 2011. Working capital as of December 29, 2012 was $273.7 million (current assets of $450.9 million less current liabilities of $177.2 million) as compared to $265.9 million as of December 31, 2011. The increase in working capital primarily results from the increase in cash, and the reduction in accounts payable and revolving credit facility borrowings, partially offset by the decrease in accounts receivable related to the sales decline and timing of payments.

The Company continues to have substantial borrowing capacity and liquidity as of December 29, 2012, with $181.1 million of additional borrowing availability under the revolving credit facility and liquidity of $221.9 million when including $40.9 million of cash.

Conference Call to Discuss Fourth Quarter and Full Year Results

The Company will host a conference call and webcast to discuss its financial results for the fourth quarter and fiscal year ended December 29, 2012 on a conference call to be held on Tuesday, March 26, 2013, beginning at 4:00 p.m. Eastern Time. The call can be accessed by dialing 1-800-901-5241 (within the United States and Canada) or 1-617-786-2963 (outside the United States and Canada). The pass code for the call is 41427158. The call will also be available via live webcast at: http://www.media-server.com/m/p/ssoi6fn4.

A replay of the call will be available on March 27, 2013 through April 2, 2013 by dialing 1-888-286-8010 (within the United States and Canada) or 1-617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 13791225.

About Easton-Bell Sports, Inc.

Easton-Bell Sports, Inc. is a leading designer, developer and marketer of branded sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Giro, Riddell and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has thirty-five facilities worldwide. More information is available at www.eastonbellsports.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of the Company’s products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether the Company can successfully market its products, including use of its products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about the Company’s products or the athletes that use them; (xviii) the seasonal nature of the Company’s business; (xix) failure to maintain an effective system of internal controls and (xx) other risks outlined under “Risk Factors” in the Company’s 2012 Annual Report on Form 10-K.

These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 29, 2012	December 31, 2011
	(Amounts in thousands,
	except share and per
	share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$40,852	$29,505
Accounts receivable, net	228,201	250,183
Inventories, net	141,716	145,815
Prepaid expenses	6,162	6,942
Deferred taxes, net	20,777	17,798
Other current assets	13,183	9,645
Total current assets	450,891	459,888
Property, plant and equipment, net	55,549	54,329
Deferred financing fees, net	9,964	12,622
Intangible assets, net	265,898	270,458
Goodwill	208,697	208,697
Other assets	1,235	1,617
Total assets	$992,234	$1,007,611

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Revolving credit facility	$35,000	$42,000
Current portion of capital lease obligations	28	26
Accounts payable	78,344	88,689
Accrued expenses	63,848	63,291
Total current liabilities	177,220	194,006
Long-term debt, less current portion	347,224	346,670
Capital lease obligations, less current portion	24	52
Deferred taxes	62,626	58,928
Other noncurrent liabilities	21,641	18,330
Total liabilities	608,735	617,986

Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at December 29, 2012 and December 31, 2011	—	—
Additional paid-in capital	360,393	363,730
Retained earnings	22,009	25,429
Accumulated other comprehensive income	1,097	466
Total stockholder’s equity	383,499	389,625
Total liabilities and stockholder’s equity	$992,234	$1,007,611

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited)

	Fiscal Year Ended December 29, 2012	Fiscal Year Ended December 31, 2011	Fiscal Year Ended January 1, 2011
	(Amounts in thousands)

Net sales	$827,152	$834,910	$772,843
Cost of sales	544,691	551,409	510,446
Gross profit	282,461	283,501	262,397
Selling, general and administrative expenses	229,751	211,292	191,303
Amortization of intangibles	10,394	9,612	11,765
Income from operations	42,316	62,597	59,329
Interest expense, net	42,634	42,872	44,568
(Loss) income before income taxes	(318)	19,725	14,761
Income tax expense	3,102	9,697	6,635
Net (loss) income	(3,420)	10,028	8,126
Other comprehensive income (loss):
Foreign currency translation adjustment	631	(1,548)	2,240
Comprehensive income	$(2,789)	$8,480	$10,366

Reconciliation of Non-GAAP Financial Measures

This press release contains a financial measure called Adjusted EBITDA, reported for purposes of compliance with the Company’s Senior Credit Facilities (“Adjusted EBITDA, reported”), and Adjusted EBITDA, normalized for certain one-time reserve adjustments (“Adjusted EBITDA, normalized”), each of which is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented both Adjusted EBITDA, reported, and Adjusted EBITDA, normalized, on an actual basis for the fiscal years ended December 29, 2012 and have also presented Adjusted EBITDA, reported, on an actual basis for the fiscal year ended December 31, 2011.

We believe Adjusted EBITDA, reported, and Adjusted EBITDA, normalized, are each useful supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our consolidated and combined results of operations. Adjusted EBITDA, reported, is used by our management to perform such evaluation and in measuring compliance with debt covenants relating to certain of our borrowing arrangements. Adjusted EBITDA, normalized, adjusts the Adjusted EBITDA, reported, for certain one-time expenses that are not permitted adjustments for purposes of our debt covenant compliance, but are expenses that are extraordinary and not expected to recur at such levels in the future. In removing such expenses, we believe Adjusted EBITDA, normalized, provides a measure of our operating performance for the year on a more normalized basis. Each of Adjusted EBITDA, reported, and Adjusted EBITDA, normalized, should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP. We believe both Adjusted EBITDA, reported, and Adjusted EBITDA, normalized, facilitate company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense) and certain one-time or extraordinary expenses, which may vary for different companies for reasons unrelated to operating performance. We also believe that Adjusted EBITDA, reported, is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. In addition, we believe that our presentation of Adjusted EBITDA, reported, provides investors with helpful information about the calculation of some of the financial covenants that are contained in our Senior Secured Credit Facilities.

Adjusted EBITDA, reported, and Adjusted EBITDA, normalized, each have limitations as an analytical tool and you should not consider them in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are as follows:

  Each measure of Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
  Each measure of Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
  Each measure of Adjusted EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;
  Each measure of Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and each measure of Adjusted EBITDA does not reflect any cash requirements for such replacements; and
  Other companies in our industry may calculate Adjusted EBITDA differently so it may not be comparable.

Further, we note that Adjusted EBITDA, normalized, is not the figure that is used in the calculation of our debt covenants and does not reflect certain expenses that were incurred during the fiscal year.

To compensate for these limitations, however, we rely primarily on our GAAP results and use any measure of Adjusted EBITDA, whether as reported or normalized, only as supplemental information.

The calculation of Adjusted EBITDA, reported, and Adjusted EBITDA, normalized, and a reconciliation of these measures to net income, the most comparable GAAP measure, for the fiscal year ended December 29, 2012 and of Adjusted EBITDA, reported, to net income for the fiscal year ended December 31, 2011, are each set forth below (amounts in thousands):

	2012	2011
Net income for the fiscal year	$(3,420)	$10,028

Interest expense, net	42,634	42,872
Provision for taxes based on income	3,102	9,697
Depreciation expense	21,593	19,230
Amortization expense	10,394	9,612
Non-cash equity compensation expense	5,048	3,507
Other allowable adjustments under the Company's Senior Secured Credit Facilities(1)	3,610	3,281
Adjusted EBITDA, as reported pursuant to the Company's Senior Secured Credit Facilities for the fiscal year	$82,961	$98,227

Adjustments:
Litigation expense(2)	6,000	-
Inventory reserve expense(3)	2,800	-

Adjusted EBITDA, normalized for one-time reserve adjustments during the fiscal year	$91,761	$98,227

(1)	Represents actual expenses permitted to be excluded pursuant to the Company’s Senior Secured Credit Facilities. Such amount represents: (i) charges related to the issuance of capital stock or debt, (ii) unrealized (gains)/losses relating to hedging activities, (iii) expenses paid in connection with employee severance, retention, relocation and contract termination, consolidation of facilities and other non-recurring expenses and charges and (iv) expense reimbursements to our financial sponsors.
(2)	Represents an increase in the reserve related to an unfavorable judgment received against us for infringement of a product patent.
(3)	Represents an increase in inventory reserves for: (i) cycling products obsoleted as the result of a manufacturing transition from an internal facility to a third-party supplier and (ii) the exit of certain hockey product categories and product platforms.

CONTACT:
Easton-Bell Sports, Inc.
Mark Tripp, 818-902-5803